UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

AKERS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	333-190456	22-2983783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Grove Road

Thorofare, NJ 080086

(Address of Principal Executive Offices)

(856) 848-2116

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On June 29, 2015, at a special meeting of the Board of Directors of the Company (the “Board”), the Board appointed Robert E. Andrews as director of the Company, effective immediately.

Robert E. Andrews, age 58

Robert E. Andrews has over 20 years of experience in public service serving in a variety of capacities. From March 2014 through the present, after nearly 24 years of public service, Mr. Andrews joined Dilworth Paxson LLC to lead its Government Affairs. Mr. Andrews first became a member of the Camden County Board of Chosen Freeholders from 1986 to 1990, including two years as freeholder director (1988–1990). Following this, he was elected to the US House of Representatives for New Jersey’s 1st congressional district in 1990. He served in this position until 2014. While serving as a representative, Mr. Andrews was nominated as the Co-Chairman of the Democratic Steering and Policy Committee by Leader Pelosi and held this position from 2012 until 2014. He was also a ranking member of the Subcommittee on Health, Employment, Labor and Pensions and served as chairmen from 2007 to 2010. Mr. Andrews was also a member of the House Armed Services Committee and became chairman of a Special Panel on Procurement Reform in 2009 and served until 2010. He became a ranking member of Special Panel on Pentagon Audit in 2011 and served until 2012. Mr. Andrews also served as a member of the Education and the Workforce Committee from 1990 to 2014, a member of the House Budget Committee from 2007 to 2011, a member of the House Foreign Affairs Committee from 1993 to 1998, and a member of the House Small Business Committee from 1990 to 1992.

Mr. Andrews has an undergraduate degree from Bucknell University and a juris doctorate from Cornell Law School.

In evaluating Mr. Andrews’ experience, qualifications, attributes and skills in connection with his appointment to the Board, the Company took into account his experience in government and the healthcare industry.

Family Relationships

Mr. Andrews does not have any family relationships with a current officer or director of the Company.

Related Party Transactions

There are no related party transactions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1*	Press Release

*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKERS BIOSCIENCES, INC.

Date: July 6, 2015	By:	/s/ Raymond F. Akers, Jr., PhD
Raymond F. Akers, Jr., PhD
Executive Chairman